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EXHIBIT 5

Baxter, Baker, Sidle, Conn & Jones, P.A.
Attorneys at Law
120 E. Baltimore Street, Suite 2100
Baltimore, Maryland 21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

May 20, 2003

Spherix Incorporated
12051 Indian Creek Court
Beltsville, Maryland 20705

Ladies and Gentlemen:

        We have acted as counsel to Spherix Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 500,000 shares of Common Stock of the Company, $0.005 par value per share, pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

        In rendering the opinions contained herein, we have examined originals or photostatic or certified copies of all certificates, documents, agreements and other instruments as we have deemed appropriate.

        Based upon the foregoing, we are of the opinion that each of the 500,000 shares of the Common Stock of the Company covered by the Registration Statement, when issued by the Company in accordance with the 2003 Employee Stock Purchase Plan, and for not less than the par value thereof, will be duly authorized, validly issued, fully paid and nonassessable.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        This opinion is furnished by us solely for the benefit of the Company in connection with the filing of the Registration Statement. We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Baxter, Baker, Sidle, Conn & Jones, P.A.
By:	/s/ JAMES E. BAKER, JR. James E. Baker, Jr., Vice President

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  EXHIBIT 5